NEWS RELEASE


MAY 16, 2003

FOR IMMEDIATE RELEASE

CONTACT:  Andy L. Nemeth


                         PATRICK INDUSTRIES, INC. (PATK)

                           SUSPENDS QUARTERLY DIVIDEND


                  Elkhart, Indiana -------------- David D. Lung, President and Chief Executive Officer of Patrick Industries, Inc. (Nasdaq: PATK), announced today that due to general economic and industry conditions, the Board of Directors has suspended the quarterly cash dividend.

                  Payment of future dividends will be determined by the Company's board of directors and will be subject to factors that ordinarily affect dividend policy including business conditions, earnings, cash flow, estimates of future earnings and cash flow, and other relevant matters.

                  Patrick Industries, Inc. is a nationwide distributor of building materials and a component products manufacturer in thirteen states.


                                      # # #